UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 28, 2011

China New Energy Group Company

   (Exact name of Registrant as specified in its charter)

Delaware	001-32691	65-0972647
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 18/F Block B1, Tianjin Emperor Place, No. 85 NanJing Road
He Ping District, Tianjin, 300042
People's Republic of China

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-22-5829 9778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

China New Energy Group Company (the “Company”), through its subsidiary Beijing Century Dadi Gas Engineering Co., Ltd. (“Century Dadi”), a company incorporated under the laws of People’s Republic of China (the “PRC”), owned 40% of the equity interest in Beijing Fu Hua Dadi Gas Co., Ltd., a company incorporated under the laws of PRC (“Fu Hua”).

On March 28, 2011, Century Dadi entered into an Equity Transfer Agreement (the “Agreement”) with Fudi Gas Investment Co., Ltd. and Beijing Gas Group Company (“Beijing Gas”). Based on the Agreement, Century Dadi agreed to sell and transfer all of its 40% equity interest in Fu Hua to Beijing Gas for the following consideration:
A)	RMB 29.43 million (approximately $4.296 million) for Fu Hua’s net assets; and
B)
RMB 13.21 million (approximately $1.93 million) for settling the loan between Century Dadi and Fu Hua. As of December 31, 2010, Fu Hua borrowed from Century Dadi the sum of RMB 13.21 million (principal and interest). The loan was due on April 30, 2011. In consideration of Century Dadi waiving the interest on the loan from January 1, 2011 to April 30, 2011, Fu Hua agreed to repay the loan within 10 business days after transfer of the Fu Hua equity interest by Century Dadi to Bejing Gas is complete.

In connection with the Agreement, on March 28, 2011, China New Energy Investment Co., Ltd, a subsidiary of the Company and a company incorporated under the laws of PRC (the “Investment Co”), entered into a Service Agreement (the “Service Agreement”) with Mr. Zhixiang Tang (“Tang”). Based on the Service Agreement, the Investment Co will pay Tang a total of a RMB 8 million (approximately $1.17 million) as  service and administrative costs in connection with the sale of Fu Hua. The payment will be made after the transfer of Fu Hua equity interest has been completed.  Mr. Tang has agreed to waive all and any other rights related to Fu Hua.

Item 9.01     Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
10.1	Equity Transfer Agreement, dated March 28, 2011, by and among Beijing Century Dadi Gas Engineering Co., Ltd., Fudi Gas Investment Co., Ltd. and Beijing Gas Group Company.
10.2	Service Agreement, dated March 28, 2011, by and between China New Energy Investment Co., Ltd and Zhixiang Tang.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2011

CHINA NEW ENERGY GROUP COMPANY
(Registrant)

By:	/s/ Yangkan Chong
Yangkan Chong
Chief Executive Officer